UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NCR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 4, 2019

Dear NCR Stockholder:

The 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) of NCR Corporation (the “Company”) has been adjourned until Tuesday, June 18, 2019, at 1:30 p.m. Eastern Time, to allow for additional voting on Proposal 4 and on Proposal 4 only, which is a Director’s proposal to amend and restate the charter of the Company to eliminate the supermajority provisions contemplated by the Maryland General Corporation Law and the Company’s charter and make certain conforming changes to the charter (the “Proposal”).

The Proposal received a substantial favorable vote, but (other than the amendment to Section 6.2 of the charter that requires the affirmative vote of a majority of the voting power of shares of outstanding stock of the Company entitled to vote thereon) did not receive the vote required for approval under the Company’s charter, which, other than as described above, is the affirmative vote of holders representing eighty percent or more of the voting power of all shares of outstanding stock of the Company entitled to vote generally in the election of directors.

- WE HAVE NOT YET RECEIVED YOUR VOTE ON THIS PROPOSAL -

The Proposal remains important to Company and to its Board of Directors. The Board of Directors of the Company recommends that you vote FOR the Proposal. We believe the Proposal strikes the proper balance of protecting against the actions of a few large stockholders while recognizing that broad supermajority provisions are no longer viewed by many parties as consistent with current best practices for corporate governance at U.S. public companies.

Your vote is important, no matter how many or how few shares you may own.

We previously provided you proxy materials for the 2019 Annual Meeting of Stockholders. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Frank R. Martire

Executive Chairman

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting

your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-888-750-5834.